Exhibit 10.2

EXECUTION COPY

VOTING AGREEMENT AND IRREVOCABLE PROXY

THIS VOTING AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”), dated as of March 20, 2012, is entered into by and among Vantage Drilling Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), F3 Capital, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Shareholder”) and Hsin-Chi Su, an individual whose residence is in Taiwan and who is the ultimate owner of Shareholder (“Su”). The Company, Shareholder and Su are referred to herein as the “Parties” and, individually, as a “Party.”

WHEREAS, in conjunction with that certain Purchase Agreement dated as of March 20, 2012 (the “Purchase Agreement”), among the Company, Dragonquest Holdings Company, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company (“DHC”), and Valencia Drilling Corporation, a corporation organized under the laws of the Marshall Islands and an affiliated company of Shareholder and Su (“Valencia”):

(A) the Company intends to propose an increase to the Company’s authorized share capital by 100,000,000 ordinary shares at the 2012 Annual General Meeting of the Company’s shareholders, or (if earlier) the next Extraordinary General Meeting held in lieu of such Annual General Meeting elect (the “Proposal Meeting”) by way of an ordinary resolution substantially in the form set forth in Exhibit B attached hereto and in accordance with a proxy statement to be filed with the Securities and Exchange Commission containing a proposal approving such resolution, which proposal shall be in the form set forth in Exhibit C attached hereto, with such changes as may be required by the Securities and Exchange Commission or by law (the “Proposal”); and

(B) the Company intends to (1) elect the individuals set forth on Exhibit A attached hereto to the Board of Directors of the Company (the “Initial Proposed Directors”), and (2) nominate such additional individuals to the Board of Directors of the Company as Shareholder and Su may elect in substitution of certain of the Initial Proposed Directors at the 2012 Annual General Meeting of the Company’s shareholders, or any Extraordinary General Meeting held for such purposes within a period of 12 months after the date of the Purchase Agreement (each a “Nomination Meeting”), provided that in respect of each person not indicated with an asterisk (*) on Exhibit A such person shall cease to be an “Initial Proposed Director” for the purposes of this Agreement if the Company does not nominate such person to serve on the Company’s board of directors at a Nomination Meeting;

WHEREAS, Shareholder and Su are willing to make certain covenants and agreements with respect to 100,262,643 of the Company’s ordinary shares, or approximately 34.4% of the issued and outstanding ordinary shares, owned of record and beneficially by Shareholder on the date hereof (the “Subject Shares”);

WHEREAS, as a material inducement to the willingness of Shareholder and Su to enter into this Agreement, Shareholder and Su desire that the Company cause DHC and the Company to execute and comply with the terms of the Purchase Agreement and to incur the obligations set forth therein; and

WHEREAS, as a material inducement to the willingness of DHC and the Company to enter into the Purchase Agreement, the Company desires that Shareholder and Su execute this Agreement to agree to vote the Subject Shares for election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) at each Nomination Meeting and for the Proposal at the Proposal Meeting and to incur the obligations set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreement contained herein and in the Purchase Agreement, and in consideration of $10 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Shareholder and Su agree as follows:

1. Representations and Warranties. Shareholder and Su represent and warrant to the Company as follows:

(a) Shareholder is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Subject Shares. The Subject Shares constitute the only ordinary shares with respect to which such Shareholder is the record or beneficial owner of ordinary shares of the Company that are or may be voted in favor of the election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) at each Nomination Meeting and in favor of the Proposal at the Proposal Meeting. Shareholder has the sole right to vote, and Su shall cause the Shareholder to vote, the Subject Shares in favor of the election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) at each Nomination Meeting and in favor of the Proposal at the Proposal Meeting, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares in favor of the election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) at each Nomination Meeting and in favor of the Proposal at the Proposal Meeting, except (i) as provided by this Agreement and (ii) those arising under applicable securities laws.

(b) Shareholder has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Shareholder is duly organized, validly existing and in good standing under the laws of the Cayman Islands. The execution and delivery of this Agreement by Shareholder and the performance by Shareholder of its obligations hereunder have been duly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, Shareholder, enforceable against Shareholder in accordance with its terms, except as enforcement may be limited by or subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity.

(c) Neither the execution and delivery of this Agreement nor the performance by Shareholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (i) any provision of its certificate of incorporation or memorandum and articles of association or (ii) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or bound or to which the Subject Shares are subject. The execution, delivery and performance of this Agreement by Shareholder will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Shareholder or the Subject Shares, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(d) Other than as set forth on Schedule 1 attached hereto, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission based upon arrangements made by or on behalf of Shareholder or Su in connection with its entering into this Agreement for which the Company could become directly or indirectly Liable.

2. Voting Agreements. The Parties agree as follows:

(a) Shareholder shall vote (or cause to be voted), and Su shall cause the Shareholder to vote, the Subject Shares (i) subject to Section 2(b), in favor of the election of the Initial Proposed Directors at each Nomination Meeting or at any adjournment thereof, and (ii) in favor of the Proposal at the Proposal Meeting or at any adjournment thereof. Furthermore, with respect to the Subject Shares of which Shareholder is the beneficial owner but not the record holder, Shareholder agrees to take all actions necessary to cause the record holder to vote all such shares in accordance with this Section 2.

(b) For purposes of Section 2(a)(i), Shareholder may nominate not more than four individuals for consideration to serve on the Board of Directors of the Company consisting of not more than nine individuals during the twelve month period following the date of this Agreement in substitution of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A (each such substitute nominee, a “Proposed Nominee”) at a Nomination Meeting, so long as (a) Shareholder provides notice in writing to the Company of any such Proposed Nominee(s) in respect of the 2012 Annual General Meeting of the Company’s shareholders, or (if earlier) the next Extraordinary General Meeting held in lieu of such Annual General Meeting, March 30, 2012, and in respect of each other Nomination Meeting (if any), prior to the filing by the Company of the proxy statement in respect of such other Nomination Meeting, and (b) each Proposed Nominee is affirmatively determined by the Nominating & Corporate Governance Committee of the Company to be qualified to serve as a director. The Nominating & Corporate Governance Committee shall make a good faith determination as to the final nominees for election to the Board of Directors (composed of the Initial Proposed Directors (or where one or more Proposed Nominees have been nominated by Shareholder and affirmatively determined to be qualified to serve as a director by the Nominating & Corporate Governance Committee in accordance with this Section 2(b), the Proposed Nominee(s))) and include those nominees in the proxy statement and on the ballot at any Nomination Meeting (the “Final Proposed Directors”). Shareholder agrees to vote in favor of the Final Proposed Directors at any Nomination Meeting, unless Shareholder can affirmatively demonstrate that the Nominating & Corporate Governance Committee did not fulfill its obligations under this Section 2(b).

(c) To the extent Shareholder fails to provide adequate notice to the Company of any Proposed Nominees in accordance with Section 2(b) or nominates more than four individuals for election to the Board of Directors of the Company, Shareholder shall be deemed to have consented to the election of all of the Initial Proposed Directors at such Nomination Meeting.

3. Grant of Irrevocable Proxy; Appointment of Proxy. In furtherance of the terms hereof:

(a) During the term of this Agreement, Shareholder hereby irrevocably grants to, and appoints, Paul A. Bragg and Douglas G. Smith, as proxies and attorneys-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote all of the Subject Shares at each Nomination Meeting or at any adjournment thereof in favor of the election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder or Su and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) and, at the Proposal Meeting or at any adjournment thereof, in favor of the Proposal. Such proxies and attorneys-in-fact may evidence the taking of such action or the voting of the Subject Shares by the execution of any document or instrument for such purpose in the name of Shareholder. Each of the Shareholder, Su, and the Company agree that no Nomination Meeting or Proposal Meeting shall be scheduled to occur before the Closing (as such term is defined in the Purchase Agreement) has occurred. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(b) To the extent inconsistent with the other provisions of this Agreement, Shareholder hereby revokes any and all prior proxies concerning the election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) and the Proposal with respect to the Subject Shares.

(c) Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the transactions contemplated by this Agreement and such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby affirms that this irrevocable proxy is coupled with an interest sufficient in law to support an irrevocable proxy prior to the Expiration Date (as defined in Section 6 hereof). Shareholder hereby ratifies and confirms the vote in favor of the election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) at each Nomination Meeting and in favor of the Proposal at the Proposal Meeting that the proxies and attorneys-in-fact appointed pursuant to this Section 3 may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE COMPANIES LAW (2011 REVISION) AND THE POWERS OF ATTORNEY LAW (1996 REVISION).

4. Other Agreements and Covenants.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the one-year anniversary of the Purchase Agreement, neither Shareholder nor Su shall (i) acquire any additional ordinary shares of the Company (other than shares issued by the Company to Shareholder and/or its Affiliates), to the extent that such acquisition would cause the aggregate holding of ordinary shares in the Company owned by Shareholder and its Affiliates to exceed 34.6% of the total number of issued and outstanding ordinary shares of the Company or (ii) Transfer any of the Subject Shares to a third party (the “Proposed Sale Shares”) unless, as a precondition to such transfer, the Shareholder first notifies the Company in writing at least five days prior to such sale taking effect and the third party agrees in writing to be bound by all of the terms of this Agreement, unless the Company notifies Shareholder in writing that the agreement of the third party to be bound by the terms of this Agreement is not required.

(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, neither Shareholder nor Su will commit any act that could restrict or affect Shareholder’s legal power, authority, and right to vote, or direct the voting of, all of the Subject Shares by Shareholder or otherwise prevent or disable Shareholder from performing any of its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, neither Shareholder nor Su shall (i) enter into any voting agreement with any person or entity with respect to any of the Subject Shares, (ii) grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Subject Shares, (iii) deposit any of the Subject Shares in a voting trust, or (iv) otherwise enter into any agreement or arrangement with any person or entity, in each case set forth in clauses (i) through (iv) herein as would limit or adversely affect Shareholder’s legal power, authority or right to vote the Subject Shares pursuant to Section 2 above.

(c) Shareholder acknowledges that its execution of this Agreement is a material inducement of DHC and the Company to enter into the Purchase Agreement and pay the consideration set forth therein and that DHC and the Company would not have entered into the Purchase Agreement without Shareholder’s commitment to duly perform its obligations under this Agreement. In that regard, if the Shareholder violates any covenant of this Agreement or otherwise fails to vote the Subject Shares in favor of the Proposal at the Proposal Meeting and in favor of the election of the Final Proposed Directors at each Nomination Meeting in accordance with this Agreement, the Company shall be entitled to provide written notice to the Shareholder that all principal, interest, fees and any other amounts due and payable by the Company to the Shareholder under the Loan Note dated July 30, 2010 in the original principal amount of US$60,000,000 shall be immediately cancelled and no longer due and payable (which amounts that were previously due and payable being deemed to be liquidated damages and not a penalty), and as of the date of such notice such amounts shall in fact be cancelled and no longer due and payable by the Company to the Shareholder.

5. Further Assurances. Shareholder and Su shall, upon request of the Company, execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Company to be necessary or desirable to carry out the provisions hereof.

6. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) twelve months following the date of the Purchase Agreement, (b) the date the Purchase Agreement is terminated in accordance with its terms, (c) the date on which the Company receives notice, in form and substance satisfactory to the Company evidencing the disposition of the entirety of the Subject Shares in an underwritten public offering with a sufficiently broad distribution to unaffiliated parties, or (d) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any similar law under all applicable jurisdictions or the date of occurrence of any event or circumstance (or any series of events of circumstance) which will result or is reasonably likely to result in the Company being adjudicated or becoming bankruptcy or insolvent under the Bankruptcy Code or any similar law under all applicable jurisdictions (each such termination date is referred to here as the “Expiration Date”); provided, however, that the termination of this Agreement shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

7. Certain Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Affiliate” with respect to any specified person or entity, means a person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified person or entity. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ownership of voting equity interests, by contract, or otherwise.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. section 101 et seq.

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing except for any Transfer constituted by the grant, creation, or suffrage of a lien, security interest or encumbrance in or upon the Subject Shares or any other Transfer which would not limit or adversely affect Shareholder’s legal power, authority or right to vote the Subject Shares in favor of the election of the Initial Proposed Directors (or in respect of any of the four Initial Proposed Directors previously nominated by Shareholder and indicated with an asterisk (*) on Exhibit A and subject to Section 2(b), the Proposed Nominee(s)) and in favor of the Proposal pursuant to Section 2 above.

8. Miscellaneous.

(a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

Facsimile: (281) 404-4749

Attention: Legal Department

With a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Facsimile: (713) 651-5246

Attention: Joshua P. Agrons

If to Shareholder or Su :

F3 Capital

c/o Campbell Corporate Services Limited

Scotia Centre

PO Box 268

Grand Cayman

KY1-1104

Cayman Islands

Facsimile: (345) 949-8613

With a copy to:

10F, No. 245, Sec. 1, Dunhua S. Rd., Daan Distr.,

Taipei City 106, Taiwan

Facsimile: +886 2 8771 1525

(b) Each Party submits to the jurisdiction of any state or federal court sitting in Harris County in the State of Texas in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each Party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought. Each Party further agrees that that any bond, surety, or other security that might be required of any other Party with respect thereto shall not exceed $25,000.00.

(c) The headings and section references contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to Shareholder and Su when one or more counterparts have been signed by each of the Company, Shareholder and Su and delivered to the Company, Shareholder and Su.

(e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other Parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

(h) Except as otherwise provided herein, any and all remedies herein conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. NEITHER PARTY SHALL BE LIABLE IN AN ACTION INITIATED BY ONE AGAINST THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES RESULTING FROM OR ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, HOWEVER SAME MAY BE CAUSED.

(i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

(j) No amendment, modification or waiver in respect of this Agreement shall be effective against any Party unless it shall be in writing and signed by such Party.

(k) Nothing in this Agreement shall impose any duties, obligations and responsibilities whatsoever on Shareholder in relation to the management and operation of the Company or any act or omission of the Board of Directors of the Company and none shall be implied (whether in conjunction with the Company, the Board of Directors of the Company or any member of the management team of the Company or otherwise).

IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

VANTAGE DRILLING COMPANY

By:	/s/ Paul A. Bragg
Name:	Paul A. Bragg
Title:	Chief Executive Officer

F3 CAPITAL

By:	/s/ Hsin Chi Su
Name:	Hsin Chi Su
Title:	Director

HSIN CHI SU

/s/ Hsin Chi Su

EXHIBIT A

Initial Proposed Directors

Paul A. Bragg

Jorge E. Estrada

Marcelo D. Guiscardo

John C.G. O’Leary

Steinar Thomassen

Steven Bradshaw *

Robert F. Grantham *

Ong Tian Khiam *

Duke R. Ligon *

*	Individuals for whom Shareholder may nominate a Proposed Nominee pursuant to Section 2 of this Agreement.

EXHIBIT B

Shareholders Resolution

Proposal to approve an ordinary resolution to increase the Company’s ordinary share capital.

IT IS RESOLVED, THAT the authorized share capital of the Company be increased from (i) US$400,000 divided into 400,000,000 ordinary shares of US$0.001 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each, by the creation of an additional 100,000,000 ordinary shares of US$0.001 par value each, to (i) US$500,000 divided into 500,000,000 ordinary shares of US$0.001 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each.

EXHIBIT C

Form of Proposal to Increase Authorized Shares

IT IS RESOLVED, THAT, the authorized share capital of the Company be increased from (i) US$400,000 divided into 400,000,000 ordinary shares of US$0.001 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each, by the creation of an additional 100,000,000 ordinary shares of US$0.01 par value each, to (i) US$500,000 divided into 500,000,000 ordinary shares of US$0.01 par value each and (ii) US$10,000 divided into 10,000,000 preferred shares of US$0.001 par value each.

SCHEDULE 1

Fees or Commissions

None